FOR IMMEDIATE RELEASE

Norfolk Southern response to TRC Capital’s ‘mini-tender’ offer

NORFOLK, Va., March 16, 2018 – Norfolk Southern (NYSE: NSC) has been notified that TRC Capital Corporation (TRC) made an unsolicited “mini-tender” offer, dated Feb. 23, 2018, to purchase up to 1 million shares of Norfolk Southern stock at $136 per share, or 4.65 percent below the closing share price on the day of the offer. TRC also has reserved the right to terminate the offer.

Norfolk Southern is in no way associated with TRC, and expresses no opinion and is remaining neutral toward TRC’s offer.

Mini-tender offers seek less than 5 percent of a company’s outstanding shares. This lets the offering company avoid many disclosure and procedural requirements the U.S. Securities and Exchange Commission (SEC) requires for tender offers. On its website, the SEC advises that the people behind these offers “frequently use mini-tender offers to catch shareholders off guard” and that investors “may end up selling at below-market prices.” Norfolk Southern encourages brokers, dealers, and other investors to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure.

Please be aware that shareholders are not required to respond to TRC’s offer. If considering the offer, shareholders should obtain current stock quotes for their shares of Norfolk Southern, consult their financial advisors, and exercise caution with respect to TRC’s offer. The offer is set to expire at 12:01 a.m. Eastern time on March 27, 2018, but TRC may extend the offer or terminate it before the expiration date.

Norfolk Southern requests that a copy of this news release be included with all distribution of materials related to TRC’s offer for shares of Norfolk Southern common stock.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Tom Werner, 757-629-2710 (tom.werner@nscorp.com)

Investor Inquiries:
Clay Moore, 757-629-2861 (clay.moore@nscorp.com)

http://www.norfolksouthern.com
###